Exhibit 10.3

Executive Committee Charter

As of May 12, 2015

1.

In accordance with the Corporation’s Amended and Restated Bylaws, there shall be a Committee of the Board of Directors to be known as the Executive Committee. The Executive Committee shall consist of two or more members of the Board of Directors. Actions of the Executive Committee shall be reported to the Board of Directors at its next regular meeting.

2.

The Executive Committee shall be subordinate and responsible to the Board of Directors. In the intervals between meetings of the Board of Directors of the Corporation, the Executive Committee shall have and shall exercise the powers of the Board of Directors in directing the management of the business and affairs of the Corporation, but as a matter of corporate governance, the full Board shall meet in person or by telephone whenever possible.

3.	The Executive Committee shall not have the powers of the Board for:

a) those matters which are expressly delegated to another committee of the Board of Directors;

b) matters which, under the Illinois Business Corporation Act, the Corporation’s Certificate of Incorporation or Amended and Restated Bylaws cannot be delegated by the Board to a committee;

c) adopting an agreement providing for the merger or consolidation of the Corporation or recommending to the shareholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

d) recommending to the shareholders a dissolution of the Corporation or a revocation of a dissolution;

e) amending the Bylaws of the Corporation;

f) electing officers or filling vacancies on the Board or any committee of the Board; and

g) declaring a dividend, authorizing the issuance of stock (except pursuant to specific authorization by the Board), or such other powers as the Board may from time to time eliminate.

4.

Subject to paragraph 2 above, the Executive Committee may delegate to others in the Corporation authority with respect to directing the management of the usual and ordinary business affairs of one or more departments within the Corporation.

5.	Minutes of each meeting of the Executive Committee shall be kept in the records of the Corporation.